                                  EXHIBIT 10.22





Revised:  June 30, 1995


Richard D. Mamelok
364 Churchill Avenue
Palo Alto, CA 94301


Dear Rick:

This letter confirms that you and SEQUUS Pharmaceutical, Inc. (SEQUUS) have mutually agreed to end the employee/employer relationship effective at a date determined by your successor. This letter outlines the terms of the separation package offered to you by SEQUUS and your responsibilities to SEQUUS pursuant to the Employment and Patent, Copyright and Nondisclosure Agreement dated October 21, 1992 and signed by you upon acceptance of SEQUUS' employment, a copy of which is attached hereto.

By your signature below you acknowledge that:

       1. You have returned to SEQUUS all physical property of SEQUUS in your possession, including, but not limited to, the property listed in Exhibit I.

       2. You shall not disclose any confidential or proprietary information that you acquired while an employee of SEQUUS to any other person or use such confidential or proprietary information in any manner that is detrimental to SEQUUS' interest.

       3. SEQUUS agrees that you retain the right to be named author on publications reporting data from studies 30-10, 30-11, 30-12, 30-14, 07-03, 07-14a, 07-14b, 07-15, 07-16, 07-26, and on publications comparing data from any of these trials to data derived from study 07-28. This would not include review articles combining data from several studies, unless data from these individuals studies were not published or accepted for publications as a full length report (as distinguished from publication in abstract form) prior to the publication of the review article.

       3.a     Upon your termination you will receive three (3) calendar months of separation pay, paid to you as salary continuation at the level of your average base salary and bonus over your tenure at SEQUUS. Therefore, during the three (3) months period

(the "Salary Continuation Period") your salary will be continued such that you will be on a paid leave of absence. You will not be eligible for any additional bonus compensation during the Salary Continuation Period. You may pursue and accept any employment you choose during this period without adverse effect on your compensation during the Salary Continuation Period. Likewise, SEQUUS will pay up to $12,000 for outplacement services.

       3.b     You will continue to "vest" in the Stock Option program according to the vesting schedule until October 21, 1995. In addition, SEQUUS' Board of Directors shall extend the time period for exercise of these options such that you will have one (1) year from October 21, 1995 in which to exercise your options to purchase SEQUUS common stock not subject to SEQUUS' right of repurchase. You should be aware that this extension of the option exercise period beyond the ninety (90) day period provided for in SEQUUS' 1987 Employee Stock Option Plan changes the terms of your original grant. Specifically, if such grant was an "incentive stock option" within the meaning of the Internal Revenue Code, the extension of the option exercise period changes that option to a "nonqualified stock option". For further information about incentive and nonqualifed stock options, please see your tax advisor.

       3.c     Your insurance benefits consisting of medical, dental, life, accidental death and dismemberment, vision care, business travel accident, sick leave, and long term disability insurance as well as optional Stock Purchase Plan, 401 (k) and FlexElect programs will end on the last day of the final month of your active employment.

       3.d     You have the right to continue group health benefits under the
Consolidated Omnibus Budget Reconciliation Act ("COBRA"). SEQUUS agrees to pay your COBRA cost until you are eligible for other coverage through an employer or up to twelve (12) months whichever comes first. If, after this time, you elect to continue benefits through COBRA provisions, you will be responsible for compliance with all notification and payment schedules as required by law.

       4. On behalf of yourself and your executors, administrators, representatives, heirs, and assigns, you hereby release SEQUUS and its owners, stockholders, affiliates, predecessors, directors, officers, employees, insurers, representatives, and agents (the "SEQUUS Releasees") from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, charges, losses, costs, or attorneys' fees or expenses of any nature whatsoever, known or unknown, fixed or contingent, choate or inchoate, which you now have or may hereafter have against the SEQUUS Releasees, or any of them by reason of any matter, cause, act or thing whatsoever from the beginning of time arising out of Title VII or the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act, as amended; the Employee Retirement Income Security Act, as amended; the Older Workers Benefit Protection Act of 1990; the California Fair Employment and Housing Act, as amended; the California Labor Code; and/or any other local, state, or federal law governing discrimination in employment and/or the payment of wages and benefits. You also hereby release the SEQUUS Releasees from any and all manner of action or actions, cause or causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, charges, losses, costs, or attorney's fees or expenses, of any nature whatsoever, that are known to you as of the effective date of this Agreement.

4.b. "YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED BY YOUR LEGAL COUNSEL AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

BEING AWARE OF SAID CODE SECTION, EXCEPT AS PROVIDED IN PARAGRAPH 4 ABOVE, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS THAT YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT."

5. Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled.

In accordance with the Older Workers Benefit Protection Act of 1990, you acknowledge that you are aware of the following:

(i) You have the right to consult with an attorney before accepting this offer;

(ii)   You have 21 days from the date set forth above to consider this offer;
and

(iii) You have seven days after accepting this offer to revoke your acceptance, and your acceptance will not be effective until that revocation period has expired.

6. SEQUUS releases you, your executors, administrators, representatives, heirs and assigns from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, charges, losses, costs, or attorneys' fees or expenses, of any nature whatsoever, that are known to the Board of Directors of SEQUUS as of the effective date of this Agreement. The Claims released herein include, without limiting the generality of the foregoing, any Claims based upon contract, tort or statute arising out of, based upon, or relating to your hire, employment, remuneration or termination of your employment with SEQUUS.

7. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provisions.

8. You represent that you thoroughly read and considered all aspects of this agreement, that you understand all of its provisions, and that you are voluntarily entering into this agreement.

9. This agreement sets forth the entire agreement between you and SEQUUS and supersedes any and all prior oral or written agreements or understandings between you and SEQUUS concerning the termination of your employment.

10. This agreement may not be altered, amended, or modified except by a written document signed by you and a representative of SEQUUS.

11. SEQUUS shall indemnify you and advance expenses as incurred by you in defending any legal proceedings arising out of or based upon acts under taken by you in the course and scope of your SEQUUS employment to the maximum extent permitted under SEQUUS' Certificate of Incorporation, By-laws, the Delaware General Corporation Law, any directors' and officers' liability insurance or similar insurance policy maintained by SEQUUS and any indemnification agreement between SEQUUS and you. The provisions of this paragraph shall inure to the benefit of your estate, executor, administrator, heirs, legatees or devisees.

12. Each party agrees to refrain from any disparagement, criticism, defamation, slander of the other, or tortious interference with the contracts and relationships of the other.

13. SEQUUS represents and warrants that the undersigned has the authority to act on behalf of SEQUUS and to bind SEQUUS and all who make claims through it to the terms and conditions of the agreement. You represent and warrant that you have the capacity to act on your behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this agreement.

14. This agreement shall be governed by and construed in accordance with the laws of the State of California.

If the above terms are agreeable to you, please date and sign the original of this letter in the places indicated below and return it to me. I encourage you to carefully consider this offer and to consult with an attorney prior to accepting it if you so desire.

Sincerely,

SEQUUS Pharmaceutical, Inc.




Joseph M. Limber
Executive Vice President and
Acting Chief Operating Officer


Accepted and agreed to on this     day of              , 1995.
                               ---        -------------

-----------------------------------
Richard D. Mamelok

                                    Exhibit I


               PHYSICAL PROPERTY IN RICHARD D. MAMELOK POSSESSION


                             Key to SEQUUS Premises
                                AT&T Calling Card
                                      Pager